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                                                                     EXHIBIT 8.2

                         [ERNST & YOUNG LLP LETTERHEAD]


August 14, 1997

Boards of Directors,
Independence Community Bank Corp.
Independence Savings Bank
Board of Trustees
Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201

Lady and Gentlemen:

You have asked for our opinion regarding certain New York State and City bank tax consequences of the proposed reorganization of Independence Savings Bank, a New York chartered stock saving bank, ("the Bank") and Independence Community Bank Corp., a New York chartered mutual holding company and parent of the Bank, ("the Mutual Holding Company") to a stock form of organization, pursuant to the Bank's and Mutual Holding Company's Plan of Conversion (the "Plan").

We have relied upon the facts presented in the Prospectus which was included as part of the Registration Statement filed with the Securities and Exchange Commission by the Mutual Holding Company. We have also relied on the statement of facts and management representations set forth in the opinion letter prepared by Elias, Matz, Tiernan & Herrick LLP (hereafter, the "Opinion"). We have made no independent determinations regarding the above facts and representations and have relied upon them for purposes of this opinion. Therefore, any changes to the above facts or representations may effect the conclusions stated herein.

The following paragraphs outline the relevant facts with respect to the proposed reorganization, which were obtained primarily from the Opinion, outlining the Federal tax implications of the proposed reorganization. A copy of the Opinion is attached hereto for reference.

Description of the Transactions:

The Bank will accomplish the reorganization through the use of a holding company (the "Company") to purchase and hold the capital stock of the Bank. The Company, a Delaware corporation, will offer for sale, through a subscription offering and a syndicated community offering, shares of its common stock.
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On the date of the reorganization the Mutual Holding Company will convert into a stock institution and simultaneously merge into the Bank with the Bank being the surviving institution (the "MHC Merger"). As a result of the MHC merger, the Bank common stock, held by the Mutual Holding Company, will be extinguished and the Bank will establish a liquidation account for the benefit of eligible deposit account holders pursuant to the Plan.

The Plan provides that non-transferable rights to subscription for the common stock of the Company will be granted, in order of priority: (i) to Eligible Account Holders; (ii) Tax-Qualified Employee Stock Benefit Plans; and (iii) Supplemental Eligible Account Holders. The Company will offer its shares of common stock, remaining unsold after the subscription offering, for sale in a community offering or, if necessary, in a syndicated community offering or public offering at the discretion of the Board of Directors of the Company and the Bank. The subscription offering, the community offering, the syndicated community offering and the public offering will be referred to herein as the Offering.

Fifty percent of the net proceeds received from the offering of the Company's common stock will be contributed to the Bank in exchange for all of the Bank's common stock.

The Bank will create a "liquidation account" for the benefit of eligible account holders in an amount equal to its net worth as reported in the latest financial statement reflected in the final prospectus used for the reorganization. Pursuant to the Opinion, each eligible account holder, if they were to continue to maintain their deposit accounts at the Bank, would be entitled to receive a payment for their respective interest in the liquidation account prior to any payment made to a stockholder upon a complete liquidation of the Bank. Deposit accounts in the Bank will retain the same withdrawal value, terms and conditions after the execution of the reorganization as they did immediately preceding the reorganization.

It is assumed that, based upon the conclusions presented in the Opinion:

1. The proposed reorganization qualifies as a tax-free transaction for federal income tax purposes pursuant to Section 368(a)(1)(A) of the Internal Revenue Code ("IRC").

2. The Bank will recognize no gain or loss on the receipt of assets of the Mutual Holding Company in the MHC Merger pursuant to Section 1032 of the Internal Revenue Code.

3. No gain or loss will be recognized by the Company on the receipt of cash from the Offerings in exchange for shares of common stock of the Company pursuant to Section 1032 of the Internal Revenue Code.
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4.  No gain or loss will be recognized by the Company on the transfer of the
    Contributed Offering Proceeds to the Bank in exchange for common stock of the Bank pursuant to Section 351 (a) of the Internal Revenue Code.

5. No gain or loss will be recognized by the Bank on the receipt of the Contributed Offering Proceeds from the Company in exchange for common stock of the Bank pursuant to Section 1032 of the Internal Revenue Code.

New York State Bank Tax Consequences:

For purposes of Article 32 of the New York State Banking Law, Section 1451 of the Tax Law imposes, annually, a franchise tax on every banking corporation for the privilege of exercising its franchise or doing business in New York State in a corporate or organized capacity.

Section 1451(a) of the Tax Law provides that the basic tax is nine percent of the taxpayer's entire net income, or portion thereof allocated to New York State, for the taxable year or part thereof.

Entire net income is defined in Section 1453(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income
(but not alternative minimum taxable income)....which the taxpayer is required to report to the United States Treasury Department....subject to the modifications and adjustments hereinafter provided."

Section 1453(b) through (k) of the Tax Law and sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by Section 1453(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a reorganization are treated as exchanges pursuant to Sections 368(a)(1)(A), 351(a) and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 1453 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Reorganization described herein are treated as tax-free exchanges under Sections 368(a)(1)(A), 351(a) and 1032 of the Code, such exchanges would be tax-free for purposes of computing entire net income under Section 1453 of Article 32 of the Tax Law.
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New York City Bank Tax Consequences:

For purposes of Title 11, Chapter 6, of the New York City Banking Corporation Tax Law, Section 11-639 imposes, annually, a tax on every banking corporation for the privilege of doing business in New York City in a corporate or organized capacity.

Section 11-643.5 of the Tax Law provides that the basic tax is nine percent of the taxpayer's entire net income, or portion thereof allocated to New York City, for the taxable year or part thereof.

Entire net income is defined in Section 11-641(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income
(but not alternative minimum taxable income)....which the taxpayer is required to report to the United States Treasury Department....subject to the modifications and adjustments hereinafter provided."

Section 11-641(b) through (k) of the Tax Law and sections 3.03(b)(3),(4) and
(5) of the Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by Section 11-641(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a reorganization are treated as exchanges pursuant to Sections 368(a)(1)(A), 351(a) and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 11-641 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Reorganization described herein are treated as tax-free exchanges under Sections 368(a)(1)(A), 351(a) and 1032 of the Code, it is our opinion that such exchanges would be tax-free for purposes of computing entire net income under Section 11-641 of the New York City Banking Corporation Tax Law.

Scope of Opinion:

The scope of this opinion is expressly limited to the New York State and City bank tax consequences of the transactions in connection with the facts and based upon the representations and assumptions stated above. Specifically, but without limitations, our opinion has not been requested and none is provided, with respect to the tax consequences of the transactions to any other party involved in the transactions and with respect to any foreign, state, or local consequence other than New York State and City bank taxes.

Our opinion, as stated above, is based upon our research and analysis of the New York State and City tax laws and applicable regulations and the opinion of counsel as to the federal tax consequences, all as of the date of issuance of this opinion. The foregoing are
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subject to change, and such change may be retroactively effective. If so, our views as set forth above may be affected and may not be relied upon. We have assumed no responsibility to update this opinion as a result of any such change in law or rulings. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that either the New York State Department of Taxation and Finance or the New York City Department of Finance will agree with the above analysis.

If you have any questions regarding this opinion, please call me at (212) 773-2223 or Victor Zammit at (212) 773-2864.

                                               Very truly yours,

                                               /s/ HOWARD A. RABINOWITZ

                                               Howard A. Rabinowitz

Copy to:  Anthony Burke
          Robert Schirling
          Victor Zammit